Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ENTERS INTO

CONTRIBUTION AGREEMENT WITH JERRY JONES

FRISCO, TEXAS, May 10, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it has entered into a definitive agreement with Arkoma Drilling, L.P. ("Arkoma") and Williston Drilling, L.P. ("Williston") to acquire certain oil and gas assets located in North Dakota in exchange for common stock in the Company.  Arkoma and Williston (collectively, the "Partnerships") are owned by Dallas businessman and owner of the Dallas Cowboys Football Club Ltd., Jerry Jones and his family.

The Company has valued the assets to be acquired at approximately $620 million.  The effective date for the acquisition of the assets is April 1, 2018.  There is no debt associated with the assets.  The Partnerships will collectively receive approximately 88.6 million newly issued shares of Comstock common stock based on an agreed upon share price of $7.00 per share, subject to adjustment as provided in the contribution agreement.  Upon completion of the transaction, the Partnerships will own approximately 84% of the Company's pro forma outstanding shares.  The acquisition is subject to approval by the Company's stockholders and satisfaction of certain other closing conditions including the refinancing of the Company's debt.

The oil and gas assets to be acquired by Comstock in the transaction are located in North Dakota's Bakken shale basin.  The assets are currently producing 10,500 barrels of oil per day and 20 MMcf of natural gas per day and have proved reserves as estimated by Comstock's independent reserve engineers of 22.5 million barrels of oil and 48.5 billion cubic feet of natural gas.  Comstock will acquire 332 (52.5 net) producing oil wells, 128 (13.0 net) drilled uncompleted wells and ten (3.0 net) undrilled locations in the transaction.  The assets are expected to generate approximately $200 million of operating cash flow in 2018.

Deutsche Bank Securities Inc. is acting as financial advisor to Comstock on the transaction.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transactions involving Partnerships and the Company.  The proposed transaction will be submitted to the stockholders of the Company for their consideration.  In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the "SEC"), including a definitive proxy statement.  However, such documents are not currently available.  This communication does not constitute a solicitation of any vote or approval.  BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors will be able to obtain a free copy of the proxy statement (when available) and other documents filed with the SEC at the SEC's website at http://www.sec.gov.  In addition, the proxy statement and the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through the Company's website at www.comstockresources.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in Solicitation

The directors, executive officers and certain other members of management and employees of Comstock may be deemed "participants" in the solicitation of proxies from stockholders of Comstock in favor of the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Comstock in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC.  You can find information about Comstock's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 3, 2017.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of present or historical fact included in this press release, regarding the proposed transaction discussed herein, Comstock’s ability to consummate the transaction, the benefits of the transaction and Comstock’s future financial performance following the transaction are forward looking statements. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.